Exhibit 99.1

Riviera Holdings Corporation
2901 Las Vegas Boulevard South
Las Vegas NV  89109
Investor Relations:  (800) 362-1460
TRADED: NYSE Amex – RIV
www.rivierahotel.com

FOR FURTHER INFORMATION

AT THE COMPANY	INVESTOR RELATIONS
Phil Simons, Treasurer and CFO	Betsy Truax, Skorpus Consulting
(702) 794-9527 Voice	(208) 241-3704 Voice
(702) 794-9442 Fax	(208) 232-5317 Fax
Email: psimons@theriviera.com	Email:betsytruax_hartman@msn.com

FOR IMMEDIATE RELEASE

RIVIERA REPORTS RESULTS FOR FIRST QUARTER 2009

LAS VEGAS, NV – May 8, 2009 -- Riviera Holdings Corporation (“Riviera” or the “Company”) (NYSE Amex: RIV) today reported its financial results for the three-month period ended March 31, 2009.

First Quarter 2009 Results

Net revenues for the first quarter of 2009 were $34.7 million, a decrease of $13.3 million, or 28 percent, from $48.0 million for the comparable period in the prior year.  Net revenues decreased due to a 33 percent net revenue reduction at Riviera Las Vegas and an 11 percent net revenue reduction at Riviera Black Hawk.  Income from operations was $1.5 million, a decrease of $5.2 million, or 78.1 percent, from $6.7 million for the comparable period in the prior year.  The decrease was due primarily to an 87 percent decline in operating results at Riviera Las Vegas and a 17 percent decline in operating results at Riviera Black Hawk.  The consolidated operating results for the first quarter of 2009 included $1.0 million in corporate payroll and related expenses and $0.2 million in equity compensation expenses.  These expenses were in line with the prior year.

Adjusted EBITDA(1) for the first quarter of 2009 was $5.6 million, a decrease of $4.7 million, or 46 percent, from $10.3 million for the comparable period in the prior year.  Adjusted EBITDA(1) consists of earnings before interest, income taxes, depreciation, amortization, stock based compensation, changes in the fair value of derivative instruments, mergers, acquisitions and development costs, gains from the extinguishment of debt and restructuring fees as more fully described within the footnote to the financial summary in this release.  Adjusted EBITDA(1) was 16 percent and 22 percent of net revenues for the three months ended March 31, 2009 and 2008, respectively.  The decrease in Adjusted EBITDA(1) was due to a 55 percent reduction in Adjusted EBITDA(1) at Riviera Las Vegas and a 17 percent reduction in Adjusted EBITDA(1) at Riviera Black Hawk.

Net loss for the first quarter of 2009 was $1.0 million, or ($0.08) per share on a fully diluted basis, compared to a net loss of $5.8 million, or ($0.47) per share on a fully diluted basis, for the same period in the prior year.  The net change was attributable to a $10.0 million improvement in the amount recorded as change in the fair value of derivatives partially offset by the $5.2 million reduction in operating income.  Change in the fair value of derivatives was an unrealized gain of $1.7 million for the three months ended March 31, 2009 compared to an unrealized loss of $8.3 million for the prior year.

As of March 31, 2009, the Company had $16.3 million in cash and cash equivalents which includes approximately $7 million in cash in the cages and on the casino floors.  Net cash and cash equivalents increased $2.8 million during the first quarter as a result of $3.1 million in net cash provided by operating activities partially offset by $0.3 million in net cash used in investing activities due to maintenance capital expenditures at both Riviera Las Vegas and Black Hawk.  Cash and cash equivalents would have decreased by approximately $1.2 million had the Company paid quarterly interest of approximately $4 million on the Credit Facility, which was due by March 31, 2009.  Riviera and its restricted subsidiaries entered into a $245 million Credit Agreement  (the “Credit Agreement” together with related security agreements and other credit-related agreements, the “Credit Facility”) with Wachovia Bank, National Association (Wachovia), as administrative agent on June 8, 2007.

William L. Westerman, Chairman and CEO of Riviera, said, “We regret that current economic conditions forced us to make the decision to not pay our interest, which was due at the end of March.  However, the continuing devastating competitive pressure on room rates, the rapidly declining visitation to Las Vegas, especially by convention attendees, verify we made the correct decision.  It was necessary to retain the funds which would have been employed to pay the first quarter interest so as to maximize our liquidity.

“Both our Las Vegas and Black Hawk properties are generating positive free cash flow and this, combined with our cash balances, will help insure that we continue to pay all our operating costs on a timely basis and fund maintenance capital expenditures.  There will be no effect on our team members, vendors and most importantly, our customers. Our lenders and the Company are well aware of the necessity of resolving this situation in an expeditious manner to preserve the long term viability and value of the Company.  Our immediate priority is to address our untenable capital structure and with the aid of our financial advisors develop a restructuring plan with the goal of achieving a solution that either avoids the necessity for Chapter 11 proceedings or that results in a pre-negotiated plan of reorganization which would be confirmed through voluntary Chapter 11 proceedings.”

Mr. Westerman continued, “The deteriorating trends in revenue and earnings experienced during 2008 continued as evidenced by our first quarter results.  We expect this situation to continue as long as competitors in the Las Vegas market follow a strategy of sacrificing ADR to maximize room occupancy and the decline in convention business is unabated.  In Black Hawk, payroll and marketing expenses will increase as we prepare for the implementation of Proposition 50 on July 2 (expanding games, limits and hours).  Furthermore, we are concerned that the temporary or permanent suspension of construction by our next door neighbor in Las Vegas, Fontainebleau will reduce opportunities to market to “walk-in” traffic which we hoped would be a positive to our gaming and food and beverage revenue.  We are confident that we will maintain sufficient cash flow to meet our operating obligations and maintain our properties.  We expect to emerge through a restructuring with a capital structure which will enable the Company not only to survive, but to grow as the economy recovers and the competitive situation in Las Vegas returns to a more rational environment.”

First Quarter Defaults

The Company received a notice of default on February 26, 2009 (the “February Notice”), from Wachovia with respect to the Credit Facility in connection with the Company’s failure to provide a Deposit Account Control Agreement, or DACA, from each of the Company’s depository banks per a request made by Wachovia to the Company on October 14, 2008.  The DACA that Wachovia requested the Company to execute was in a form that the Company ultimately determined to contain unreasonable terms and conditions as it would enable Wachovia to access all of the Company’s operating cash and order it to be transferred to a bank account specified by Wachovia.  The Notice further provided that as a result of the default, the Company would no longer have the option to request the LIBOR Rate loans described above.  Consequently, the Term Loan was converted to an ABR Loan effective March 31, 2009.

On March 25, 2009, the Company engaged XRoads Solution Group LLC as our financial advisor.  Based on an extensive analysis of our current and projected liquidity, and with our financial advisor’s input, we determined it was in the best interests of the Company to not pay the accrued interest of approximately $4 million on our $245 million Credit Facility, which was due March 30, 2009.  Consequently, we elected to not make the payment.  The Company’s failure to pay interest due on any loan within our Credit Facility within a three-day grace period from the due date was an event of default under our Credit Facility.  As a result of this event of default, the Company’s lenders have the right to seek to charge additional default interest on the Company’s outstanding principal and interest under the Credit Agreement, and automatically charge additional default interest on any overdue amounts under the Swap Agreement.  These defaults rates are in addition to the interest rates that would otherwise be applicable under the Credit Agreement and Swap Agreement.

The Company received an additional notice of default on April 1, 2009 (the “Additional Default Notice”) from Wachovia.  The Additional Default Notice alleges that subsequent to the Company’s receipt of the  February Notice, additional defaults and events of default had occurred and were continuing under the terms of the Credit Agreement including, but not limited to: (i) the Company’s failure to deliver to Wachovia audited financial statement without a “going concern” qualification; (ii) the Company’s failure to deliver Wachovia a certificate of an independent certified public accountant in conjunction with the Company’s financial statement; and (iii) the occurrence of a default or breach under a secured hedging agreement.  The Additional Default Notice also states that in addition to the foregoing events of default that there were additional potential events of default as a result of, among other things, the Company’s failure to pay: (i) accrued interest on the Company’s LIBOR rate loan on March 30, 2009 (the “LIBOR Payment”), (ii) the commitment fee on March 31, 2009 (the “Commitment Fee Payment”), and (iii) accrued interest on the Company’s ABR Loans on March 31, 2009 (the “ABR Payment” and together with the LIBOR Payment and Commitment Fee Payment, the “March 31st Payments”).  The Company has not paid the March 31st Payments and the applicable grace period to make these payments has expired.  The Additional Default Notice states that as a result of these events of defaults, (a) all amounts owing under the Credit Agreement thereafter would bear interest, payable on demand, at a rate equal to: (i) in the case of principal, 2% above the otherwise applicable rate; and (ii) in the case of interest, fees and other amounts, the ABR Default Rate (as defined in the Credit Agreement), which as of April 1, 2009 was 6.25%; and (b) neither Swingline Loans nor additional Revolving Loans are available to the Company at this time.

As a result of the February Notice and the Additional Default Notice, effective March 31, 2009, the Term Loan interest rate is now approximately 10.5% per annum and effective April 1, 2009, the Revolver interest rate is approximately 6.25% per annum.

On April 1, 2009, we also received Notice of Event of Default and Reservation of Rights (the “Swap Default Notice”) in connection with an alleged event of default under our Swap Agreement.  The Swap Default Notice alleges that (a) an event of default exists due to the occurrence of an event of default(s) under the Credit Agreement and (b) that the Company failed to make payments totaling $2.1 million to Wachovia with respect to one or more transactions under the Swap Agreement.  The Company has not paid this overdue amount and the applicable grace period to make this payment has expired.  As previously announced by the Company, any default under the Swap Agreement automatically results in an additional default interest of 1% on any overdue amounts under the Swap Agreement.  This default rate is in addition to the interest rate that would otherwise be applicable under the Swap Agreement.  As of March 31, 2009, the mark to market amount outstanding under the Swap Agreement was $28.0 million, excluding any credit risk adjustment.

With the aid of our financial advisors and outside counsel, we are continuing to negotiate with our various creditor constituencies to refinance or restructure our debt.  We cannot assure you that we will be successful in completing a refinancing or consensual out-of-court restructuring, if necessary.  If we are unable to do so, we would likely be compelled to seek protection under Chapter 11 of the U. S. Bankruptcy Code.

Forward –Looking Statements

In accordance with the “Safe Harbor” provisions (as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) of the Private Securities Litigation Reform Act of 1995, we provide the following cautionary remarks regarding important factors which, among others, could cause future results to differ materially from the forward-looking statements, expectations and assumptions expressed or implied in this news release.  Forward-looking statements include the words “may,” “aim,” “foresee,” “potential,” “should,” “would,” “could,” “likely,” “estimate,” “intend,” “plan,” “continue,” “believe,” “expect,” “projections” or “anticipate,” and similar words, and they include all discussions about our ongoing or future plans, objectives or expectations.  Risks and uncertainties that could cause actual results to differ materially from the results anticipated in the forward-looking statements include, among other factors: uncertain hotel and casino market conditions, financing requirements, interest rates, proposals for the acquisition of Riviera, increases in energy costs, economic and political instability, disruptions affecting expansion and modernization objectives and timetables, onerous regulatory requirements, fiscally burdensome planned or unplanned Capital Expenditures and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission.  Forward-looking statements involve significant known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ materially from anticipated results, performance or achievements expressed or implied by the forward-looking statements.  We do not intend to update its forward-looking statements even though our situation or plans may change in the future, unless applicable law requires us to do so.

About Riviera Holdings Corporation

Riviera Holdings Corporation owns and operates the Riviera Hotel and Casino on the Las Vegas Strip and the Riviera Black Hawk Casino in Black Hawk, Colorado.  Riviera Holding Corporation’s stock is listed on the NYSE Amex, under the symbol RIV.

― Tables Follow ―

Riviera Holdings Corporation
Financial Summary
(Amounts in thousands except per share amounts)	Three Months Ended March 31,
	2009	2008	Var	%Var
Net Revenues:
Riviera Las Vegas	$24,462	$36,450	$(11,988)	-32.9%
Riviera Black Hawk	10,194	11,512	(1,317)	-11.4%

Total Net Revenues	34,656	47,962	(13,305)	-27.7%

Income From Operations:
Riviera Las Vegas	743	5,539	(4,796)	-86.6%
Riviera Black Hawk	1,912	2,312	(400)	-17.3%
Mergers, acquisitions and development costs	0	(23)	23	100.0%
Share-based compensation	(185)	(183)	(2)	1.1%
Corporate expenses	(1,000)	(945)	(55)	-5.8%

Total Income From Operations:	1,470	6,700	(5,230)	-78.1%

Adjusted EBITDA (1):
Riviera Las Vegas	3,318	7,371	(4,053)	-55.0%
Riviera Black Hawk	3,236	3,903	(667)	-17.1%
Corporate Expenses	(1,000)	(945)	(55)	-5.8%

Total Adjusted EBITDA	5,554	10,329	(4,775)	-46.2%

Adjusted EBITDA Margins (2):
Riviera Las Vegas	13.6%	20.2%	-6.7%
Riviera Black Hawk	31.7%	33.9%	-2.2%
Consolidated	16.0%	21.5%	-5.5%

Net loss	$(1,037)	$(5,783)	$4,746

EARNINGS PER SHARE DATA:

Weighted average basic shares outstanding	12,492	12,341	151
Basic earnings (loss) per share	$(0.08)	$(0.47)	$0.39

Weighted average diluted shares outstanding	12,492	12,341	151
Diluted earnings (loss) per share	$(0.08)	$(0.47)	$0.39

(1)
Adjusted EBITDA consists of earnings before interest, income taxes, depreciation, amortization, share-based compensation,  changes in the fair value of derivative instruments, gains on extinguishment of debt, restructuring fees and mergers, acquisitions and development costs as shown in the reconciliation with net loss in the tables below in this release.  Adjusted EBITDA is presented solely as a supplemental disclosure because we believe that it is 1) a widely used measure of operating performance in the gaming industry, and 2) a principal basis for valuation of gaming companies by certain investors.  We use property-level EBITDA (earnings before interest, income taxes, depreciation, amortization and corporate expense) as the primary measure of our business segment properties’ performance, including the evaluation of our operating personnel.  Adjusted EBITDA should not be construed as an alternative to operating income, as an indicator of our operating performance, as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure determined in accordance with generally accepted accounting principles.  We have significant uses of cash flows, including capital expenditures, interest payments and debt principal repayments, which are not reflected in Adjusted EBITDA.  Also, other gaming companies that report EBITDA or Adjusted EBITDA may calculate it in a different manner than we do.  A reconciliation of net income (loss) to Adjusted EBITDA is included in the tables below in this release.

(2)	Adjusted EBITDA Margins represent Adjusted EBITDA divided by Net Revenues.

Riviera Holdings Corporation and Subsidiaries
Reconciliation of Net loss to Adjusted EBITDA
								Mergers
(Amounts in thousands)	Net	Interest	(Gain) or	(Gain) on			Stock	Acquisitions,
	Income	Expense/	Loss on	Est. of	Depr.	Restr.	Based	& Dev.	Mgmt.	Adjusted
	(Loss)	(Income)	Derivatives	Debt	Exp	Fees	Comp	Costs	Fee	EBITDA
First Quarter 2009:

Riviera Las Vegas	$750	$(7)	$-	$-	$2,871	$-	$-	$-	$(296)	$3,318

Riviera Black Hawk	747	1,311	-	(146)	1,028	-	-	-	296	3,236

Corporate	(2,534)	2,930	(1,672)	-	-	91	185	-	-	(1,000)

	$(1,037)	$4,234	$(1,672)	$(146)	$3,899	$91	$185	$-	$-	$5,554

First Quarter 2008:

Riviera Las Vegas	$5,556	$(17)	$-	$-	$2,352	$-	$-	$-	$(520)	$7,371

Riviera Black Hawk	1,005	1,307	-	-	1,071	-	-	-	520	3,903

Corporate	(12,344)	2,886	8,307	-	-	-	183	23	-	(945)

	$(5,783)	$4,176	$8,307	$-	$3,423	$-	$183	$23	$-	$10,329

Balance Sheet Summary
	March 31	December 31,
	2009	2008
Cash and short term investments	$19,072	$16,233

Total current assets	25,750	22,384

Property and equipment, net	176,284	179,918

Total assets	$204,618	$204,960

Long-term debt, net of current portion	151	158

Total current liabilities	$264,112	$263,595

Total stockholders’ deficiency	$(59,645)	$(58,793)

RIVIERA HOLDINGS CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)	Three Months Ended
	March 31
	2009	2008
Revenues:
Casino	$20,231	$23,966
Rooms	10,336	15,870
Food and beverage	5,564	8,045
Entertainment	2,043	3,377
Other	1,600	1,876
Total Revenues	39,774	53,134
Less-promotional allowances	(5,118)	(5,172)
Net revenues	$34,656	$47,962
COSTS AND EXPENSES:
Direct costs and expenses of operating departments:
Casino	10,635	12,421
Rooms	4,888	6,864
Food and beverage	3,640	5,826
Entertainment	933	2,283
Other	296	328
Other operating expenses:
General and administrative	8,710	9,911
Mergers, acquisitions and development costs	-	23
Share-based compensation	185	183
Depreciation and amortization	3,899	3,423
Total costs and expenses	33,186	41,262
INCOME FROM OPERATIONS	1,470	6,700
OTHER EXPENSE:
Interest expense, net	(4,234)	(4,176)
Gain on extinguishment of debt	146	-
Restructuring fees	(91)	-
Change in fair value of derivatives	1,672	(8,307)
Total other expense	(2,507)	(12,483)
NET LOSS	$(1,037)	$(5,783)
LOSS PER SHARE DATA:
Shares used in calculating net income (loss) per common share:
Basic	12,492	12,341
Diluted	12,492	12,341
Net loss per common share:
Basic	$(0.08)	$(0.47)
Diluted	$(0.08)	$(0.47)